UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           COMMISSION FILE NUMBER: 333-7484

                         INNOVA, S. DE R.L. DE C.V.
             --------------------------------------------------
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        INSURGENTES SUR 694, PISO 8
                             COLONIA DEL VALLE
                             03100 MEXICO, D.F.
                                   MEXICO
                              (52-55)5448-4000
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  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                        9.375% SENIOR NOTES DUE 2013

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          (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                    None
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    (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
               REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [ ]                Rule 12h-3(b)(1)(i)  [ ]
     Rule 12g-4(a)(1)(ii) [ ]                Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)  [ ]                Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]                Rule 12h-3(b)(2)(ii) [ ]
                                             Rule 15d-6           [X]

     Approximate number of holders of record as of the certification or notice date: 24

     Pursuant to the requirements of the Securities Exchange Act of 1934, (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 16, 2006          By:./s/ Carlos Ferreiro Rivas           By: /s/ Nestor Gomez Banos
                                 -------------------------               ------------------------
                             Name:   Carlos Ferreiro Rivas           Name:   Nestor Gomez Banos
                             Title:  Legal Representatives           Title:  Legal Representatives

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.